EXHIBIT 10.8

April 15, 2003

Carin Sandvik
1473 Flair Encinitas Drive
Encinitas, CA 92024

Re:   Retention Arrangement

Dear Carin:

         On behalf Corautus Genetics Inc. (the “Company”), I am pleased to provide you with this letter agreement (“Agreement”) setting forth the various terms and conditions of a retention arrangement which the Company is offering you in the context of the current reduction in force. This Agreement will be effective immediately upon the date the Company timely receives a copy executed by you as indicated below (the “Effective Time”) and, of course, will be null and void if you fail to return such a copy as specified below. As explained herein, although you will remain an “at-will” employee, the Company has agreed to pay you certain bonuses for remaining employed through a specified date.

         Base Salary.   During the Retention Period, you will receive the same base salary to which you were entitled immediately prior to the Effective Time, subject to merit increases at the sole discretion of the Company, paid in accordance with normal payroll practices. For purposes of this letter agreement, the “Retention Period” will commence on the Effective Time and end on the earlier of (i) November 30, 2003 (your “Stay Date”) or (ii) the date of your termination of employment with the Company and all its affiliates.

         Retention Bonus.   If you remain continuously employed by the Company or by another Company affiliate on a full-time basis from the Effective Time through your Stay Date and are still so employed on your Stay Date, you will become entitled to a cash payment in the amount of $55,100.00 (subject to normal tax withholding). This payment will be made to you regardless of whether you continue to be employed by the Company or a Company affiliate after your Stay Date. The Retention Bonus is in addition to (i) any other cash amounts to which you may be entitled upon termination on your Stay Date (such as vacation pay and Employee Stock Purchase Plan and deferred compensation plan distributions) and (ii) any rights you or your dependents may have under the Company’s employee benefit plans.

         Timing of Bonus Payments.   If earned, the Retention Bonus cash payment will be made to you in a lump sum within ten (10) days after your Stay Date.

         Voluntary or For Cause Termination.   If you voluntarily terminate employment without the Company’s agreement or if the Company terminates you for Cause (which is defined below) after the Effective Time and prior to your Stay Date, you will not be entitled to receive the Retention Bonus payment. In addition, you will not be entitled to any further payments of base salary in excess of that accrued through your date of termination.

         “Cause” means the Company’s good faith determination that you have engaged in any of the following: (i) any act of dishonesty with respect to your responsibilities as an employee of the Company, misappropriation, embezzlement, intentional fraud or other violation of the law or similar conduct by you involving the Company or any Company affiliate; (ii) the conviction or the plea of nolo contendere with respect to a felony or an act of moral turpitude; (iii) any damage to any property of the Company or any Company affiliate caused by your willful or grossly negligent conduct; (iv) the failure to comply with the reasonable instructions of the officers of the Company or otherwise to execute the requirements of your present position after reasonable notice and opportunity to cure; or (v) conduct by you that in the good faith determination of the Company demonstrates unfitness to serve as an officer or employee of the Company, including harassment of any employee or violation of any law, regulation or published policy applicable to the business of the Company.

         Death, Agreed Voluntary and Not for Cause Termination.   If, after the Effective Time and prior to your Stay Date, (i) you die while still employed as a full-time employee of the Company, (ii) you terminate your employment with the Company and all Company affiliates with the consent of the Company or (iii) you are terminated by the Company and its affiliates for any other reason without Cause, the Company will pay you (or your estate or other personal representative) the Retention Bonus and an amount equal to your total base salary that would have accrued during the period between your date of termination and your Stay Date if you had remained employed during such period (assuming that your base salary remained at the level in effect on your date of termination). This payment will, of course, be subject to normal tax withholding and will be paid to you within ten (10) days after your Stay Date.

         Other Terms and Conditions.   In addition to the other terms in this Agreement, you also acknowledge that you continue to be bound by the Confidentiality Agreement and Inventions Assignment Agreement you have executed with the Company and that such agreements have provisions that may continue to impose obligations upon you following your termination of employment. Copies of such agreements are available from Robin Crisler at 858-622-1560. In addition, the Company reserves the right to offset any payment under this Agreement by any amount owed by you to the Company (or its affiliates) in satisfaction of such obligation.

         Arbitration.   You acknowledge that you have received, reviewed and executed the Arbitration Agreement between you and the Company and that you will follow the process described in that agreement to settle any and all previously unasserted claims, disputes or controversies arising out of or relating to your application or candidacy for employment, employment and/or cessation of employment with the Company or any of its affiliates. By way of example only, such claims include claims under federal, state, and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the American with Disabilities Act, Family Medical Leave Act, the law of contract and the law of tort. If you have mislaid your copy of your Arbitration Agreement, you may obtain a copy from Robin Crisler at 858-622-1560.

         Company Policies.   You acknowledge that you have received and reviewed the GenStar Policies and Procedures Manual, and acknowledge that every employee of the Company and its affiliates is required to comply with the policies described in the guide. When you have a concern about a possible violation of a Company policy, you agree to report the concern to a manager, a compliance resource, company legal counsel, an ombudsperson or another contact listed in the Manual.

         Miscellaneous.   This Agreement is the sole and entire statement of the retention arrangement the Company is proposing and will be governed by the laws of the State of California.

         Finally, I’m sure you understand that this Agreement does not constitute an employment contract guaranteeing employment for any set period of time. Your employment is “at-will,” and this Agreement does not alter or affect in any way the Company’s right to terminate your employment at any time, with or without Cause, or your right to terminate your employment with the Company at any time, in your discretion.

         We are looking forward to the opportunity of continuing to work with you on during your Retention Period at Corautus Genetics Inc. and sincerely hope these terms are agreeable to you. If so, please signify your acceptance of this Agreement by signing the attached copy of this letter and returning that executed copy to me in the enclosed envelope.

Sincerely,

CORAUTUS GENETICS INC.

By:	/s/ ROBERT T. ATWOOD
Robert T. Atwood
Chief Financial Officer

         I have read the terms of this Agreement and, by signing below, hereby signify my acceptance of these terms:

EMPLOYEE

CARIN D. SANDVIK
Carin Sandvik

Date: April 15, 2003